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				EXHIBIT 5.1



		  OPINION OF VORYS, SATER, SEYMOUR AND PEASE LLP

			       November 3, 1999


Board of Directors
Ohio Casualty Corporation
136 North Third Street
Hamilton, Ohio 45025

	Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

	We have acted as counsel to Ohio Casualty Corporation, an Ohio corporation (the "Company"), and in such capacity have examined the Company's Registration Statement on Form S-3 (the Form S-3, including any amendments thereto being referred to collectively herein as the "Registration Statement"), originally filed by the Company with the Securities and Exchange Commission ("Commission") on November 3, 1999, under the Securities Act of 1933, as amended ("Act"). The Registration Statement relates to the proposed registration for resale by a selling shareholder ("Selling Shareholder") of up to an aggregate of 6,000,000 of the Company's common shares, $0.125 par value per share, which common shares may be acquired by such Selling Shareholder upon the exercise of an outstanding common share purchase warrant issued by the Company to the Selling Shareholder (the "Warrant").
	As counsel for the Company and for purposes of this opinion, we have made those examinations and investigations of legal and factual matters we deemed advisable and have examined originals or copies, certified or otherwise identified to our satisfaction as true copies of the originals, of those corporate records, certificates, documents and other instruments which, in our judgment, we considered necessary or appropriate to enable us to render the opinion expressed below, including the Company's Amended Articles of Incorporation, as amended to date, the Company's Code of Regulations, as amended to date, and the minutes of meetings of the Company's Board of Directors and other corporate proceedings relating to the authorization of the common shares of the Company issuable upon exercise of the Warrant and the authorization and approval of the issuance of the Warrant and the issuance of such common shares upon exercise of the Warrant. We have assumed the genuineness and authorization of all signatures and the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies. Also, we have assumed the proper exercise of the Warrant and payment in full for all common shares issued upon exercise of the Warrant. Further, we have assumed the due execution and delivery of certificates representing the Selling Shareholder's common shares issued upon exercise of the Warrant.
	Based upon the foregoing, and relying solely thereon, we are of the opinion that the Selling Shareholder's common shares of the Company have been duly authorized and when issued upon exercise of the Warrant will be validly issued, fully paid and non-assessable.
	We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

					Very truly yours,

					/s/ Vorys, Sater, Seymour and Pease LLP

					VORYS, SATER, SEYMOUR AND PEASE LLP